Exhibit 99.1

CONTACT:	Julie Shaeff, Chief Accounting Officer	675 Bering Drive, Suite 400
	ir@comfortsystemsusa.com; 713-830-9687	Houston, Texas 77057
713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS SECOND QUARTER 2023 RESULTS

Houston, TX — July 26, 2023 — Comfort Systems USA, Inc. (NYSE: FIX) (the “Company”) today reported results for the quarter ended June 30, 2023.

For the quarter ended June 30, 2023, net income was $69.5 million, or $1.93 per diluted share, as compared to $42.2 million, or $1.17 per diluted share, for the quarter ended June 30, 2022. Revenue for the second quarter of 2023 was $1,296.4 million compared to $1,017.9 million in 2022. The Company reported operating cash flow of $125.4 million in the current quarter compared to $44.6 million in 2022.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “Strong ongoing demand and remarkable execution by our workforce resulted in another superb quarter. Our mechanical operations continued to perform at high levels, and electrical segment margins increased significantly. This quarter benefited from continued growth and solid performance in our modular business, and service maintained its upward trajectory. Our strong execution and favorable payment terms on new work combined to produce robust second quarter cash flow.”

Backlog as of June 30, 2023 was $4.19 billion as compared to $4.44 billion as of March 31, 2023 and $2.81 billion as of June 30, 2022. On a same-store basis, backlog increased from $2.81 billion as of June 30, 2022 to $4.11 billion as of June 30, 2023.

Mr. Lane continued, “Our backlog continues to track at unprecedented levels despite our strong revenue. Year over year backlog increased nearly 50%, by $1.4 billion, while sequential backlog tracked down 6% as we performed work on the heavy pre-bookings late last year in our modular construction business.”

The Company reported net income of $126.7 million, or $3.53 per diluted share, for the six months ended June 30, 2023, as compared to $129.0 million, or $3.57 per diluted share, in 2022. The first six months of 2023 included a diluted per share net gain of $0.15 due to a tax change, including $0.08 related to prior tax years, and $0.15 from the favorable resolution of certain litigation matters. The first quarter of 2022 included a diluted per share net tax gain of $1.49 related to prior years. The Company also reported revenue of $2.47 billion for the six months ended June 30, 2023, as compared to $1.90 billion in 2022. Operating cash flow for the six months ended June 30, 2023 was $252.3 million, as compared to $108.3 million in 2022.

Mr. Lane concluded, “Thanks to the extraordinary execution by our teams, and in light of persistently high demand, we continue to expect strong results for the remainder of this year and well into 2024.”

The Company will host a webcast and conference call to discuss its financial results and position on Thursday, July 27, 2023 at 10:30 a.m. Central Time. To register for the call, please visit https://register.vevent.com/register/BI44dd24f887a542c68f6dddf3e66f01ed. Upon registering, participants will receive dial-in information and a unique PIN to join the call. The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the “Investor” tab. A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, with 173 locations in 131 cities across the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to applicable securities laws and regulations. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates, and the Company’s actual results of operations, financial condition and liquidity, and the development of the industry in which the Company operates, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of our results or developments in subsequent periods. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; rising inflation and fluctuations in interest rates; shortages of labor and specialty building materials or material increases to the cost thereof; the Company’s business being negatively affected by health crises or outbreaks of disease, such as epidemics or pandemics (and related impacts, such as supply chain disruptions); financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated; difficulty in obtaining, or increased costs associated with, bonding and insurance; impairment to goodwill; errors in the Company’s cost-to-cost input method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; retention of key management; seasonal fluctuations in the demand for mechanical and electrical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; a material information technology failure or a material cyber security breach; risks associated with acquisitions, such as challenges to our ability to integrate those companies into our internal control environment; our ability to manage growth and geographically-dispersed operations; our ability to obtain financing on acceptable terms; extreme weather conditions (such as storms, droughts, extreme heat or cold, wildfires and floods), including as a result of climate change, and any resulting regulations or restrictions related thereto; and other risks detailed in our reports filed with the Securities and Exchange Commission (the “SEC”).

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether because of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	(Unaudited)				(Unaudited)
	2023	%	2022	%	2023	%	2022	%
Revenue	$1,296,430	100.0%	$1,017,948	100.0%	$2,471,070	100.0%	$1,903,164	100.0%
Cost of services	1,068,510	82.4%	842,956	82.8%	2,037,745	82.5%	1,575,028	82.8%
Gross profit	227,920	17.6%	174,992	17.2%	433,325	17.5%	328,136	17.2%

SG&A	136,430	10.5%	118,724	11.7%	271,462	11.0%	236,500	12.4%
Gain on sale of assets	(592)	—	(383)	—	(1,104)	—	(706)	—
Operating income	92,082	7.1%	56,651	5.6%	162,967	6.6%	92,342	4.9%

Interest expense, net	(3,826)	(0.3)%	(3,020)	(0.3)%	(6,505)	(0.3)%	(5,146)	(0.3)%
Changes in the fair value of contingent earn-out obligations	(3,098)	(0.2)%	(115)	—	(5,480)	(0.2)%	3,973	0.2%
Other income (expense)	44	—	(1)	—	45	—	55	—
Income before income taxes	85,202	6.6%	53,515	5.3%	151,027	6.1%	91,224	4.8%

Provision (benefit) for income taxes	15,726		11,269		24,335		(37,784)
Net income	$69,476	5.4%	$42,246	4.2%	$126,692	5.1%	$129,008	6.8%

Income per share
Basic	$1.94		$1.17		$3.54		$3.58
Diluted	$1.93		$1.17		$3.53		$3.57

Shares used in computing income per share:
Basic	35,822		35,970		35,817		36,022
Diluted	35,906		36,073		35,907		36,130
Dividends per share	$0.200		$0.140		$0.375		$0.270

Supplemental Non-GAAP Information — (Unaudited) (In Thousands, Except per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net income	$69,476	$42,246	$126,692	$129,008
Tax gains related to prior years	—	—	(3,368)	(57,255)
Tax-related SG&A costs, net of tax	—	—	333	3,519
Net income excluding tax gains	$69,476	$42,246	$123,657	$75,272

Diluted income per share	$1.93	$1.17	$3.53	$3.57
Tax gains related to prior years	—	—	(0.09)	(1.59)
Tax-related SG&A costs, net of tax	—	—	0.01	0.10
Diluted income per share excluding tax gains	$1.93	$1.17	$3.45	$2.08

Note: Net income excluding tax gains and diluted income per share excluding tax gains are presented because the Company believes they reflect the results of the core ongoing operations of the Company, and we believe they are responsive to frequent questions we receive from third parties. These amounts, however, are not considered primary measures of an entity’s financial results under generally accepted accounting principles, and accordingly, they should not be considered an alternative to operating results as determined under generally accepted accounting principles and as reported by the Company.

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2023	%	2022	%	2023	%	2022	%

Net income	$69,476		$42,246		$126,692		$129,008
Provision (benefit) for income taxes	15,726		11,269		24,335		(37,784)
Other expense (income), net	(44)		1		(45)		(55)
Changes in the fair value of contingent earn-out obligations	3,098		115		5,480		(3,973)
Interest expense, net	3,826		3,020		6,505		5,146
Gain on sale of assets	(592)		(383)		(1,104)		(706)
Tax-related SG&A costs	—		—		421		4,455
Amortization	11,013		12,367		21,344		25,158
Depreciation	9,073		8,249		18,260		16,295
Adjusted EBITDA	$111,576	8.6%	$76,884	7.6%	$201,888	8.2%	$137,544	7.2%

Note: The Company defines adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) as net income, provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment, other one-time expenses or gains and depreciation and amortization. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	June 30,	December 31,
	2023	2022
	(Unaudited)

Cash and cash equivalents	$60,007	$57,214
Billed accounts receivable, net	1,177,550	1,024,082
Unbilled accounts receivable, net	82,401	77,030
Costs and estimated earnings in excess of billings, net	28,554	27,211
Other current assets, net	151,811	122,134
Total current assets	1,500,323	1,307,671
Property and equipment, net	170,089	143,949
Goodwill	637,487	611,789
Identifiable intangible assets, net	285,057	273,901
Other noncurrent assets	322,161	260,168
Total assets	$2,915,117	$2,597,478

Current maturities of long-term debt	$13,334	$9,000
Accounts payable	396,181	337,385
Billings in excess of costs and estimated earnings and deferred revenue	696,371	548,293
Other current liabilities	375,590	276,124
Total current liabilities	1,481,476	1,170,802
Long-term debt	133,945	247,245
Other long-term liabilities	188,232	179,508
Total liabilities	1,803,653	1,597,555
Total stockholders’ equity	1,111,464	999,923
Total liabilities and stockholders’ equity	$2,915,117	$2,597,478

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Cash provided by (used in):
Operating activities	$125,410	$44,563	$252,319	$108,292
Investing activities	$(24,683)	$(49,896)	$(93,628)	$(59,265)
Financing activities	$(89,280)	$(41,153)	$(155,898)	$(38,674)

Free cash flow:
Cash from operating activities	$125,410	$44,563	$252,319	$108,292
Purchases of property and equipment	(24,610)	(11,023)	(41,130)	(20,215)
Proceeds from sales of property and equipment	1,464	503	2,086	1,559
Free cash flow	$102,264	$34,043	$213,275	$89,636

Note: Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales. Other companies may define free cash flow differently. Free cash flow is presented because it is a financial measure that is frequently requested by third parties. However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.